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                                                                    EXHIBIT 99.1

                                 [WEBLINK LOGO]
                                                                        Contact:
                                                                  Kelly Prentiss
                                                                  (214) 765-3874
                                                   kprentiss@weblinkwireless.com

        WEBLINK WIRELESS PREPARES TO FILE PLAN TO EMERGE FROM CHAPTER 11

DALLAS - Oct 31, 2001 -- WebLink Wireless, Inc. (OTC Bulletin Board: WLNKA) today announced an internal restructuring of its operations that positions the Company to emerge from its Chapter 11 proceeding either on a stand alone basis or upon consummation of a transaction with an outside investor. The moves streamline the company by consolidating its five strategic business units (SBUs) into two. The Carrier Services SBU will now include the former Reseller and Wireless Control Systems (Telemetry) SBUs, and the new Business Sales SBU will include the former National Retail, National Accounts and Field Sales SBUs. WebLink Wireless expects the consolidation of the SBUs and other cost saving measures to reduce the annual run rate of its operating expenses by approximately 20 percent.

"Consolidating our business into two strategic business units capitalizes on our strengths and leverages our most profitable opportunities in the marketplace, with a primary emphasis on large carrier partners and enterprise customers," said N. Ross Buckenham, president of WebLink Wireless. "Our operating cash flow remains positive, and we believe these restructuring efforts will enable us to operate and grow the Company without the addition of any new capital."

As part of the restructuring, approximately 160 positions will be eliminated at the end of the year. The cash severance expense associated with the restructuring is expected to be less than $1 million, which will be recorded in the fourth quarter of 2001. The Company anticipates that the economic benefit of the restructuring will not be fully reflected in its financial results until the first quarter of 2002.

WebLink Wireless, which filed for Chapter 11 bankruptcy protection in May of this year, and its investment bankers at Greenhill & Co. are soliciting proposals from outside investors as the Company seeks to maximize value for its stakeholders. The moves announced today further this goal by making the Company more attractive to new investors and by positioning the Company to file a stand alone plan of reorganization if proposals satisfactory to the Company and its stakeholders are not received in the coming weeks. Confirmation of the reorganization plan will be subject to the requirements of the Bankruptcy Code, including approval of the bankruptcy court. However, implementation of the internal restructuring is not subject to bankruptcy court approval or confirmation of any plan of reorganization.


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WebLink/Emerge Plan
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John D. Beletic, chairman of WebLink Wireless, also announced the promotion of
N. Ross Buckenham to the additional position of chief executive officer of the Company effective upon bankruptcy court approval. Mr. Beletic, who has served as the Company's chairman and CEO since 1994 will continue to serve as chairman of the board. Mr. Buckenham, 44, joined the Company in 1996 and became president in 1997. Prior to joining WebLink Wireless, Mr. Buckenham was president of two high technology firms and a senior strategy consultant at Bain and Company. He holds a master's degree from the Harvard Business School.

"Ross is a great leader and has been instrumental in WebLink Wireless' entry into wireless data and building relationships with our network partners," said Beletic. "I believe he will do an outstanding job as chief executive officer."

"I am delighted to lead WebLink Wireless and I am honored by the board's confidence in me," said Mr. Buckenham. "The Company has an outstanding nationwide wireless data network that delivers wireless email service to many of the largest telecommunications and business enterprises in the United States. We also have extremely committed and talented employees who are dedicated to delivering the high quality wireless email services to which our enterprise customers have become accustomed."

Mr. Beletic also announced that Kelly Prentiss has been promoted to the position of vice president of finance. He will also assume the additional position of chief financial officer when John R. Hauge leaves the Company at the end of the year. Mr. Prentiss has been with WebLink for almost five years, most recently serving as department vice president and director of investor relations and financial reporting.

"Kelly has a topnotch record with WebLink and I expect continued outstanding performance as he assumes the challenges of the CFO position," Mr. Beletic commented. "It is unfortunate that one result of these cost cutting measures is the loss of the talent of John Hauge. He has done a good job for us and we will miss him."

The company also announced the resignation of Michael Hoffman as a member of the board of directors. Mr. Hoffman was one of three directors nominated by Morgan Stanley & Co., which, through affiliates, is the Company's largest stockholder.

WebLink Wireless, Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The company's nationwide, 2-way network is the largest of its kind reaching approximately 90 percent of the U.S. population and, through a strategic partnership, extends into Canada. The Dallas-based company, which serves approximately 1.7 million customers, recorded total revenues of $290 million for the year ended December 31, 2000. For more information, visit the website at www.weblinkwireless.com.


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This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring and future liquidity outlook) in this release or made by the company's management involve risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including failure to obtain additional funding if needed, increased competition from narrowband and broadband personal communications services providers, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, delays in emerging from the chapter 11 process due to inability to reach agreement with creditors on a plan of reorganization, regulatory issues, capital and operating needs and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.